Exhibit 11.1

SHARE TRADING POLICY

1.	Introduction

Incannex Healthcare Limited (Company) have adopted a Share Trading Policy to regulate dealings by the Company’s employees in shares, options and other securities issued by the Company.

2.	Purpose

The purpose of this Policy is to ensure that the Company’s employees are aware of the legal restrictions of trading securities while such a person is in possession of unpublished price sensitive information concerning the Company and any of its subsidiaries.

In addition, the policy is intended to minimise the possibility that misunderstandings or suspicions arise that the Company’s employees are trading while in possession of unpublished price sensitive information.

3.	Employees covered by this policy

In the context of this policy, employees include:

(a)	Executive and non-executive directors, company secretaries, and full time, part-time and casual employees; and consultants.

(b)	The spouse or children of any of the above.

(c)	A trust, company or investment vehicle controlled by any of the above.

4.	Market Sensitive Information

Unpublished price sensitive information is information which a reasonable person would expect to have a material effect on the price or value of the Company’s securities.

Examples may include:

(a)	The financial results of the Company and any of its subsidiaries.

(b)	Projections of future earnings or losses.

(c)	News of a new joint venture (or the loss of a joint venture partner).

(d)	Changes in senior management.

It should be noted that either positive or negative information may be material.

5.	Restrictions on Trading

In these rules, reference to “securities” include shares, units in trusts, debentures, prescribed interests and rights or options to subscribe for shares, units, debentures or prescribed interests.

5.1.	General Prohibition

Consistent with the legal prohibitions on insider trading contained in the Corporations Act, all employees, as described in 3. above, are prohibited from trading in the Company’s securities while in possession of unpublished price sensitive information; until 24 hours after that information has been published on the ASX platform.

An employee, whilst in possession of unpublished price sensitive information, is subject to 3 restrictions:

(a)	They must not deal in securities affected by information.

(b)	They must not cause or procure anyone else to deal in those securities.

(c)	They must not communicate the information to any person if they know or ought to know that the other person will use the information, directly in directly, for dealings in securities.

If after you have placed an order to buy or sell IHL securities:

o	You come into possession of relevant information.

o	Your order has not been filled, You must cancel that order.

5.2.	Cancellation of ability to trade

The ability to trade in the Company’s securities may be closed at any time by direction of the Managing Director or a majority of directors. This is not required to be communicated to directors.

5.3.	Prohibition on active trading

Dealing in the securities of IHL is subject to the prohibition that IHL Officers must not engage in the business of active dealing in IHL securities. This means that a IHL Officer must not actively trade in IHL securities with a view to deriving profit related income from that activity. “Active trading” for this purpose means to deal in IHL securities in a manner which involves frequent and regular trading activity.

5.4.	Approval for Trading

o	Directors of IHL must notify the Chairman of their intention to deal in IHL securities.
o	The Chairman must notify the MD of his/her intention to deal in IHL securities.
o	All staff should/must notify the Company Secretary of his/her intention to deal in IHL securities.
o	All Directors and staff must notify the Company Secretary once the proposed trading has occurred.

5.5.	Blackout Periods - Additional restrictions for employees

All employees of the Company will be under an additional obligation to not trade in the securities of the Company during the following periods:

o	Two weeks before and 24 hours after the release of the Company’s quarterly, half yearly or annual report to the ASX.
o	Two weeks before lodgement and during the period that a disclosure document including a prospectus is open for applications except to the extent that a Director or employee is applying for securities pursuant to that disclosure document.
o	Trading during a blackout period is subject to Section 5.6 below.

5.6.	Trading under exceptional circumstances

IHL Personnel, who are not in possession of inside information, may be given prior written clearance to sell or otherwise dispose of the securities of the Company during a prohibited period under the Trading Policy due to the following listed exceptional circumstances:

●	The person is in severe financial hardship.
●	The person is required by a court order.

In recognition of the case that exceptional circumstances, by their nature, cannot always be specified in advance, it is envisaged that there may be other circumstances that have not been specified in this policy. The Chairman, or in his absence the Chief Executive Officer, may deem that a circumstance not listed above is exceptional based on evidence presented to them and may grant written approval.

It is the responsibility of the Chairman of the Board or in his absence the Chief Executive Officer to determine if the situation is sufficient to meet one or more of the exceptional circumstances listed above. Any request must be accompanied by a Securities Trading Request Notice and must contain adequate details of the exceptional circumstances for consideration. Requests can be made to the Chairman, or in his absence the Chief Executive Officer, through the Company Secretary. Written clearance in the form of an email is acceptable.

At all times consideration must be given to the ASX Listing Rules and any discretion made under the section should be exercised with caution. Any approval should include details of the duration for which clearance to trade under the exceptional circumstances may be given and should not exceed (3) business days.

6.	Prohibition on Hedging

Participants in the Company’s Long-Term Incentive Plans are prohibited from dealing in derivatives, hedging or similar arrangements in relation to long term incentive opportunities that either have not yet vested or have vested but are subject to trading restrictions under the terms of those plans.

7.	Corporations Act

The requirements imposed by this policy are separate from the insider trading provisions contained in the Corporations Act.

Anyone who contravenes the prohibitions against insider trading contained in the Corporations Act will be guilty of an offence and risks substantial fines and/or imprisonment.

8.	Summary

This policy is designed to clarify the obligations on employees, including directors and officers, in relation to trading in the Company’s securities, and to help them should they wish to buy and sell Company securities.

All queries regarding issues raised in this policy should be directed to the Company Secretary.

Version	Author	Date Finalised	Revision Summary
V1.0	Madhukar Bhalla	01 JUL 2021	Initial version
V2.0	Rosemarie Walsh	04 APR 2022	Update to company logo and implementation of company document nomenclature and versioning.

FORM OF ACKNOWLEDGEMENT BY EMPLOYEE

1.	I have read and understood the document titled “Share Trading Policy”.

2.	I agree to be bound by and to comply with the Share Trading Policy.

3.	I acknowledge and agree that the Share Trading Policy constitute a variation of the terms of my appointment as a Director, Officer, Employee or Consultant.

Signature

Name:

Date:

To be returned to the Company Secretary on completion.